Exhibit 99.1

Vertigro and SGCEnergia Form European Biodiesel
Feedstock Company

Brussels, Belgium – July 25, 2007 – Vertigro and SGCEnergia, the biofuels division of the SGC Group of Portugal, have agreed to form a joint venture company to produce Vertigro algae biodiesel feedstock. Vertigro is jointly owned by Global Green Solutions Inc. (GGRN) and Valcent Products Inc. (VCTPF).

The agreement calls for SGCEnergia to build and operate a Vertigro pilot plant near Lisbon, Portugal which will also serve as a research and development facility for Vertigro technology applications and projects in Europe.

“The Vertigro-SGCEnergia joint venture provides an excellent platform for commercialization of the Vertigro technology within Europe,” said Doug Frater, President and CEO of GGRN, the Vertigro venture operator. “According to recent Frost and Sullivan research, approximately 9.5 million tonnes (224 million gallons) per year of biodiesel will be required to meet the European Union’s directives that biodiesel become 5.75% of transport fuels. Our algae oil is the ideal solution to Europe’s growing demand for biofuel feedstock.”

“We are excited to team up with one of the world’s leading providers of algae-to-biodiesel feedstock technology,” said Vianney Vales, CEO of SGCEnergia. “This agreement is a significant milestone for SGCEnergia’s planned production of second generation biofuels.”

Construction of the pilot plant is slated to begin in late 2007. Under the terms of the agreement, SGC is committed to building additional large commercial-scale facilities in Portugal as well as other countries in Europe. Plants will also be built in Africa. As Vertigro algae thrives on the absorption of carbon dioxide, significantly reducing greenhouse gases, the plants will be constructed near major sources of carbon dioxide emissions.

Global Green Solutions Inc., www.globalgreensolutionsinc.com develops and implements ecotechnology solutions for renewable energy and reduction of greenhouse gas emissions. Global Green Solutions Inc. is a U.S. public traded company (OTCBB:GGRN) with offices in Vancouver, San Diego, El Paso, New York, London, Brussels, Caracas and Johannesburg.

Contacts:
Investor Relations	Media Relations
Steve McGuire or Bob Faris	Nancy Tamosaitis
866.408.0153 or 800.877.1626	Vorticom Public Relations
www.globalgreensolutionsinc.com	212.532.2208
Nancyt@vorticom.com
Marty Tullio
McCloud Communications, LLC
949.553.9748
marty@mccloudcommunications.com

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